EXHIBIT 10.4

THIRD AMENDMENT
TO
DRESSER-RAND GROUP INC.
2008 STOCK INCENTIVE PLAN

     Dresser-Rand Group Inc., a Delaware corporation, having established the Dresser-Rand Group Inc. 2008 Stock Incentive Plan, as amended by the First Amendment to Dresser-Rand Group Inc. 2008 Stock Incentive Plan dated as of February 12, 2010, and the Second Amendment to the Dresser-Rand Group Inc. 2008 Stock Incentive Plan dated as of March 15, 2010 (the “Plan”), and having reserved the right under Section 19 thereof to amend the Plan, does hereby amend the Plan as follows:

     1.  Section 6(e) of the Plan is hereby amended to read in its entirety as follows:

(e)Term of Options and Termination of Employment:  The Committee shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be determined by the Committee and set forth in an Award Agreement.    Unless the Participant elects otherwise or the Committee determines otherwise, any vested Options that have not previously been exercised as of the day prior to the day they otherwise would have expired and have an exercise price per Common Share less than the Fair Market Value of a Common Share shall be automatically exercised on such day and the exercise price shall be paid by withholding of Common Shares deliverable upon exercise of such Option.

     IN WITNESS WHEREOF, Dresser-Rand Group Inc. has caused these presents to be executed by its duly authorized officer and be effective this 8th day of August, 2013.

DRESSER-RAND GROUP INC.
By:	/s/ Mark F. Mai
	Name:	Mark F. Mai
	Title:	Vice President, General Counsel and Secretary